Exhibit 99.1
Alphabet Announces Fourth Quarter and Fiscal Year 2020 Results
MOUNTAIN VIEW, Calif. – February 2, 2021 – Alphabet Inc. (NASDAQ: GOOG, GOOGL) today announced financial results for the quarter and fiscal year ended December 31, 2020.
Sundar Pichai, CEO of Google and Alphabet, said: “Our strong results this quarter reflect the helpfulness of our products and services to people and businesses, as well as the accelerating transition to online services and the cloud. Google succeeds when we help our customers and partners succeed, and we see significant opportunities to forge meaningful partnerships as businesses increasingly look to a digital future.”
Ruth Porat, CFO of Google and Alphabet, said: “Our strong fourth quarter performance, with revenues of $56.9 billion, was driven by Search and YouTube, as consumer and business activity recovered from earlier in the year. Google Cloud revenues were $13.1 billion for 2020, with significant ongoing momentum, and we remain focused on delivering value across the growth opportunities we see.”
New reporting segment structure and operating results
We are now reporting results for three segments: Google Services, Google Cloud, and Other Bets. The following table presents segment revenues and operating income (loss) under our new reporting segment structure for the quarters ended December 31, 2019 and 2020 and the years ended December 31, 2018, 2019 and 2020 (in millions; unaudited).

	Quarter		Fiscal Year
	Q4 2019	Q4 2020	2018	2019	2020
Revenues:
Google Services	$43,198	$52,873	$130,524	$151,825	$168,635
Google Cloud	2,614	3,831	5,838	8,918	13,059
Other Bets	172	196	595	659	657
Hedging gains (losses)	91	(2)	(138)	455	176
Total revenues	$46,075	$56,898	$136,819	$161,857	$182,527

	Quarter		Fiscal Year
	Q4 2019	Q4 2020	2018	2019	2020
Operating income (loss):
Google Services	$13,488	$19,066	$43,137	$48,999	$54,606
Google Cloud	(1,194)	(1,243)	(4,348)	(4,645)	(5,607)
Other Bets	(2,026)	(1,136)	(3,358)	(4,824)	(4,476)
Corporate costs, unallocated(1)	(1,002)	(1,036)	(7,907)	(5,299)	(3,299)
Total income from operations	$9,266	$15,651	$27,524	$34,231	$41,224
(1)Corporate costs, unallocated for fiscal year 2018 includes a fine of $5.1 billion and fiscal year 2019 includes a fine and a legal settlement totaling $2.3 billion.
For a description of our segments and unallocated corporate costs, refer to “Segment results” in this earnings release.

Q4 2020 financial highlights
The following table summarizes our consolidated financial results for the quarters ended December 31, 2019 and 2020 (in millions, except for per share information and percentages; unaudited).

	Quarter Ended December 31,
	2019	2020
Revenues	$46,075	$56,898
Increase in revenues year over year	17%	23%
Increase in constant currency revenues year over year(1)	19%	23%

Operating income	$9,266	$15,651
Operating margin	20%	28%

Other income (expense), net	$1,438	$3,038

Net income	$10,671	$15,227
Diluted EPS	$15.35	$22.30
(1)    Non-GAAP measure. See the table captioned “Reconciliation from GAAP revenues to non-GAAP constant currency revenues” for more details.
Q4 2020 supplemental information (in millions, except for number of employees; unaudited)
Revenues, Traffic Acquisition Costs (TAC) and number of employees
The following table summarizes our revenues, total TAC and number of employees.

	Quarter Ended December 31,
	2019	2020
Google Search & other	$27,185	$31,903
YouTube ads	4,717	6,885
Google Network Members' properties	6,032	7,411
Google advertising	37,934	46,199
Google other	5,264	6,674
Google Services total	43,198	52,873
Google Cloud	2,614	3,831
Other Bets	172	196
Hedging gains (losses)	91	(2)
Total revenues	$46,075	$56,898

Total TAC	$8,501	$10,466

Number of employees	118,899	135,301
Change in the useful lives of our server and network equipment (unaudited)
In January 2021, we completed an assessment of the useful lives of our servers and network equipment and determined we should adjust the estimated useful life of our servers from three years to four years and the estimated useful life of certain network equipment from three years to five years. This change in accounting estimate will be effective beginning fiscal year 2021. For assets that are in-service as of December 31, 2020, we expect operating results to be favorably impacted by approximately $2.1 billion for the full fiscal year 2021. The effect of the change may be different due to our capital investments during the fiscal year 2021.

Webcast and conference call information
A live audio webcast of our fourth quarter 2020 earnings release call will be available on YouTube at https://youtu.be/O45kGgcbR8s. The call begins today at 2:00 PM (PT) / 5:00 PM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available at http://abc.xyz/investor.
We also provide announcements regarding our financial performance, including SEC filings, investor events, press and earnings releases, and blogs, on our investor relations website (http://abc.xyz/investor).
We also share Google news and product updates on Google’s Keyword blog at https://www.blog.google/, which may be of interest or material to our investors.
Forward-looking statements
This press release may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019, and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 which are on file with the SEC and are available on our investor relations website at http://abc.xyz/investor and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2020. All information provided in this release and in the attachments is as of February 2, 2021. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About non-GAAP financial measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: free cash flow; constant currency revenues; and percentage change in constant currency revenues. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, such as our revenues excluding the effect of foreign exchange rate movements and hedging activities. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliation from net cash provided by operating activities to free cash flow” and “Reconciliation from GAAP revenues to non-GAAP constant currency revenues” included at the end of this release.
Contact

Investor relations	Media
investor-relations@abc.xyz	press@abc.xyz

Alphabet Inc.
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts which are reflected in thousands and par value per share amounts)

	As of December 31,	As of December 31,
	2019	2020
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,498	$26,465
Marketable securities	101,177	110,229
Total cash, cash equivalents, and marketable securities	119,675	136,694
Accounts receivable, net	25,326	30,930
Income taxes receivable, net	2,166	454
Inventory	999	728
Other current assets	4,412	5,490
Total current assets	152,578	174,296
Non-marketable investments	13,078	20,703
Deferred income taxes	721	1,084
Property and equipment, net	73,646	84,749
Operating lease assets	10,941	12,211
Intangible assets, net	1,979	1,445
Goodwill	20,624	21,175
Other non-current assets	2,342	3,953
Total assets	$275,909	$319,616
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,561	$5,589
Accrued compensation and benefits	8,495	11,086
Accrued expenses and other current liabilities	23,067	28,631
Accrued revenue share	5,916	7,500
Deferred revenue	1,908	2,543
Income taxes payable, net	274	1,485
Total current liabilities	45,221	56,834
Long-term debt	4,554	13,932
Deferred revenue, non-current	358	481
Income taxes payable, non-current	9,885	8,849
Deferred income taxes	1,701	3,561
Operating lease liabilities	10,214	11,146
Other long-term liabilities	2,534	2,269
Total liabilities	74,467	97,072
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value per share, 100,000 shares authorized; no shares issued and outstanding	0	0
Class A and Class B common stock, and Class C capital stock and additional paid-in capital, $0.001 par value per share: 15,000,000 shares authorized (Class A 9,000,000, Class B 3,000,000, Class C 3,000,000); 688,335 (Class A 299,828, Class B 46,441, Class C 342,066) and 675,222 (Class A 300,730, Class B 45,843, Class C 328,649) shares issued and outstanding	50,552	58,510
Accumulated other comprehensive income (loss)	(1,232)	633
Retained earnings	152,122	163,401
Total stockholders’ equity	201,442	222,544
Total liabilities and stockholders’ equity	$275,909	$319,616

Alphabet Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except share amounts which are reflected in thousands and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2020	2019	2020
	(unaudited)			(unaudited)
Revenues	$46,075	$56,898	$161,857	$182,527
Costs and expenses:
Cost of revenues	21,020	26,080	71,896	84,732
Research and development	7,222	7,022	26,018	27,573
Sales and marketing	5,738	5,314	18,464	17,946
General and administrative	2,829	2,831	9,551	11,052
European Commission fine	0	0	1,697	0
Total costs and expenses	36,809	41,247	127,626	141,303
Income from operations	9,266	15,651	34,231	41,224
Other income (expense), net	1,438	3,038	5,394	6,858
Income before income taxes	10,704	18,689	39,625	48,082
Provision for income taxes	33	3,462	5,282	7,813
Net income	$10,671	$15,227	$34,343	$40,269

Basic earnings per share of Class A and B common stock and Class C capital stock	$15.49	$22.54	$49.59	$59.15
Diluted earnings per share of Class A and B common stock and Class C capital stock	$15.35	$22.30	$49.16	$58.61
Number of shares used in basic earnings per share calculation	688,806	675,582	692,596	680,816
Number of shares used in diluted earnings per share calculation	695,194	682,969	698,556	687,028

Alphabet Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2020	2019	2020
	(unaudited)			(unaudited)
Operating activities
Net income	$10,671	$15,227	$34,343	$40,269
Adjustments:
Depreciation and impairment of property and equipment	3,082	3,539	10,856	12,905
Amortization and impairment of intangible assets	331	186	925	792
Stock-based compensation expense	2,645	3,223	10,794	12,991
Deferred income taxes	(208)	1,670	173	1,390
Gain on debt and equity securities, net	(399)	(3,262)	(2,798)	(6,317)
Other	(473)	392	(592)	1,267
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(4,365)	(5,445)	(4,340)	(6,524)
Income taxes, net	(3,338)	740	(3,128)	1,209
Other assets	166	(738)	(621)	(1,330)
Accounts payable	814	963	428	694
Accrued expenses and other liabilities	4,243	4,613	7,170	5,504
Accrued revenue share	1,072	1,362	1,273	1,639
Deferred revenue	186	207	37	635
Net cash provided by operating activities	14,427	22,677	54,520	65,124
Investing activities
Purchases of property and equipment	(6,052)	(5,479)	(23,548)	(22,281)
Purchases of marketable securities	(19,347)	(31,644)	(100,315)	(136,576)
Maturities and sales of marketable securities	23,042	35,155	97,825	132,906
Purchases of non-marketable investments	(433)	(5,311)	(1,932)	(7,175)
Maturities and sales of non-marketable investments	108	425	405	1,023
Acquisitions, net of cash acquired, and purchases of intangible assets	(2,142)	(370)	(2,515)	(738)
Other investing activities	121	(57)	589	68
Net cash used in investing activities	(4,703)	(7,281)	(29,491)	(32,773)
Financing activities
Net payments related to stock-based award activities	(1,199)	(1,647)	(4,765)	(5,720)
Repurchases of capital stock	(6,098)	(7,904)	(18,396)	(31,149)
Proceeds from issuance of debt, net of costs	0	0	317	11,761
Repayments of debt	(47)	(57)	(585)	(2,100)
Proceeds from sale of interest in consolidated entities, net	18	338	220	2,800
Net cash used in financing activities	(7,326)	(9,270)	(23,209)	(24,408)
Effect of exchange rate changes on cash and cash equivalents	68	210	(23)	24
Net increase in cash and cash equivalents	2,466	6,336	1,797	7,967
Cash and cash equivalents at beginning of period	16,032	20,129	16,701	18,498
Cash and cash equivalents at end of period	$18,498	$26,465	$18,498	$26,465

Reconciliation from net cash provided by operating activities to free cash flow (in millions; unaudited):
We provide free cash flow because it is a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for strategic opportunities, including investing in our business and acquisitions, and to strengthen our balance sheet.

Quarter Ended December 31, 2020
Net cash provided by operating activities	$22,677
Less: purchases of property and equipment	(5,479)
Free cash flow	$17,198
Free cash flow: We define free cash flow as net cash provided by operating activities less capital expenditures.

Reconciliation from GAAP revenues to non-GAAP constant currency revenues (in millions, except percentages; unaudited):
We provide non-GAAP constant currency revenues and the non-GAAP percentage change in constant currency revenues because they facilitate the comparison of current results to historic performance by excluding the effect of foreign exchange rate movements and hedging activities, which are not indicative of our core operating results.

	Quarter Ended December 31, 2020
	YoY (using Q4'19's FX rates)	QoQ (using Q3'20's FX rates)
EMEA revenues (GAAP)	$17,238	$17,238
Exclude foreign exchange effect on Q4'20 revenues using Q4'19 rates	(457)	N/A
Exclude foreign exchange effect on Q4'20 revenues using Q3'20 rates	N/A	(91)
EMEA constant currency revenues (non-GAAP)	$16,781	$17,147
Prior period EMEA revenues (GAAP)	$14,099	$13,924
EMEA revenue percentage change (GAAP)	22%	24%
EMEA constant currency revenue percentage change (non-GAAP)	19%	23%

APAC revenues (GAAP)	$9,909	$9,909
Exclude foreign exchange effect on Q4'20 revenues using Q4'19 rates	(156)	N/A
Exclude foreign exchange effect on Q4'20 revenues using Q3'20 rates	N/A	(109)
APAC constant currency revenues (non-GAAP)	$9,753	$9,800
Prior period APAC revenues (GAAP)	$7,482	$8,458
APAC revenue percentage change (GAAP)	32%	17%
APAC constant currency revenue percentage change (non-GAAP)	30%	16%

Other Americas revenues (GAAP)	$3,050	$3,050
Exclude foreign exchange effect on Q4'20 revenues using Q4'19 rates	324	N/A
Exclude foreign exchange effect on Q4'20 revenues using Q3'20 rates	N/A	11
Other Americas constant currency revenues (non-GAAP)	$3,374	$3,061
Prior period Other Americas revenues (GAAP)	$2,666	$2,371
Other Americas revenue percentage change (GAAP)	14%	29%
Other Americas constant currency revenue percentage change (non-GAAP)	27%	29%

United States revenues (GAAP)	$26,703	$26,703
United States revenue percentage change (GAAP)	23%	25%

Hedging gains (losses)	$(2)	$(2)
Revenues (GAAP)	$56,898	$56,898
Constant currency revenues (non-GAAP)	$56,611	$56,711
Prior period revenues, excluding hedging effect (non-GAAP)(1)	$45,984	$46,195
Revenue percentage change (GAAP)	23%	23%
Constant currency revenue percentage change (non-GAAP)	23%	23%
(1)    Total revenues and hedging gains (losses) for the quarter ended December 31, 2019 were $46,075 million and $91 million, respectively. Total revenues and hedging gains (losses) for the quarter ended September 30, 2020 were $46,173 million and $(22) million, respectively.
Non-GAAP constant currency revenues and percentage change: We define non-GAAP constant currency revenues as total revenues excluding the effect of foreign exchange rate movements and hedging activities, and we use it to determine the constant currency revenue percentage change on year-on-year and quarter-on-quarter basis. Non-GAAP constant currency revenues are calculated by translating current quarter revenues using prior period exchange rates and excluding any hedging effect recognized in the current quarter. Constant currency revenue percentage change is calculated by determining the increase in current quarter non-GAAP constant currency revenues over prior period revenues, excluding any hedging effect recognized in the prior period.

Other income (expense), net
The following table presents our other income (expense), net (in millions; unaudited):

	Quarter Ended
	December 31,
	2019	2020
Interest income	$621	$386
Interest expense	(17)	(53)
Foreign currency exchange gain (loss), net	40	(87)
Gain (loss) on debt securities, net	4	210
Gain (loss) on equity securities, net(1)(2)	395	3,052
Performance fees	7	(405)
Income (loss) and impairment from equity method investments, net	460	355
Other(3)	(72)	(420)
Other income (expense), net	$1,438	$3,038
(1)Includes unrealized gains and losses on equity investments that we hold. Fluctuations in the value of our investments could significantly contribute to the volatility of OI&E in future periods.
(2)All gains and losses, unrealized and realized, on equity security investments are recognized in OI&E. For Q4 2020, the net effect of the gain on equity securities of $3,052 million and the performance fees of $405 million increased the provision for income tax, net income, and diluted EPS by $556 million, $2,091 million, and $3.06, respectively.
(3)In 2020, we entered into derivatives that hedged the changes in fair value of certain marketable equity securities, which resulted in a $497 million net loss for the quarter ended December 31, 2020. The offsetting recognized gains on the marketable equity securities are reflected in Gain (loss) on equity securities, net.
Segment results
The following table presents our revenues and operating income (loss) (in millions; unaudited):

	Quarter					Fiscal Year
	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2018	2019	2020
Revenues:
Google Services	$43,198	$38,198	$34,991	$42,573	$52,873	$130,524	$151,825	$168,635
Google Cloud	2,614	2,777	3,007	3,444	3,831	5,838	8,918	13,059
Other Bets	172	135	148	178	196	595	659	657
Hedging gains (losses)	91	49	151	(22)	(2)	(138)	455	176
Total revenues	$46,075	$41,159	$38,297	$46,173	$56,898	$136,819	$161,857	$182,527

	Quarter					Fiscal Year
	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2018	2019	2020
Operating income (loss):
Google Services	$13,488	$11,548	$9,539	$14,453	$19,066	$43,137	$48,999	$54,606
Google Cloud	(1,194)	(1,730)	(1,426)	(1,208)	(1,243)	(4,348)	(4,645)	(5,607)
Other Bets	(2,026)	(1,121)	(1,116)	(1,103)	(1,136)	(3,358)	(4,824)	(4,476)
Corporate costs, unallocated(1)	(1,002)	(720)	(614)	(929)	(1,036)	(7,907)	(5,299)	(3,299)
Total income from operations	$9,266	$7,977	$6,383	$11,213	$15,651	$27,524	$34,231	$41,224
(1)Corporate costs, unallocated for fiscal year 2018 includes a fine of $5.1 billion and fiscal year 2019 includes a fine and a legal settlement totaling $2.3 billion
Beginning in the fourth quarter of 2020, we report our segment results as Google Services, Google Cloud, and Other Bets:
•Google Services includes products and services such as ads, Android, Chrome, hardware, Google Maps, Google Play, Search, and YouTube. Google Services generates revenues primarily from advertising; sales of apps, in-app purchases, digital content products, and hardware; and fees received for subscription-based products such as YouTube Premium and YouTube TV.

•Google Cloud includes Google’s infrastructure and data analytics platforms, collaboration tools, and other services for enterprise customers. Google Cloud generates revenues primarily from fees received for Google Cloud Platform services and Google Workspace (formerly known as G Suite) collaboration tools.
•Other Bets is a combination of multiple operating segments that are not individually material. Revenues from the Other Bets are derived primarily through the sale of internet services as well as licensing and R&D services.
Unallocated corporate costs primarily include corporate initiatives, corporate shared costs, such as finance and legal, including fines and settlements, as well as costs associated with certain shared research and development activities. Additionally, hedging gains (losses) related to revenue are included in corporate costs.